EXHIBIT 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Alan Cohen Chief Marketing & Communications Officer (787) 706-2570	Kathy Waller AllWays Communicate, LLC (312) 543-6708

Triple-S Management Corporation Appoints New CFO

SAN JUAN, Puerto Rico, June 5, 2012 – Triple-S Management Corporation (NYSE:GTS), the leading managed care company in Puerto Rico, today announced the appointment of Mr. Amilcar L. Jordán as Vice President and Chief Financial Officer, effective July 2, 2012.

Mr. Jordán is a seasoned executive with extensive experience in all financial and internal control functions, including financial planning and reporting, accounting, budgeting, internal audit, tax, treasury, and risk management. He spent more than 24 years at Popular, Inc., where he served as chief risk officer from April 2004 to August 2011 and as corporate controller from 1994 to 2004. Popular, Inc. is the leading financial institution by both assets and deposits in Puerto Rico.

Mr. Jordán, a Certified Public Accountant and licensed attorney, began his career at PricewaterhouseCoopers LLP in 1984. He earned a Juris Doctor from University of Puerto Rico Law School in 1991 and a Bachelor of Business Administration from the University of Puerto Rico in 1983.

Ramón M. Ruiz-Comas, President and Chief Executive Officer of Triple-S Management Corporation, commented, “We are delighted that an executive of Amilcar’s caliber is joining Triple-S Management. His comprehensive skill set, proven track record of success, and high ethical standards mesh perfectly with our corporate culture and management team.”

Mr. Ruiz-Comas continued, “I also thank Liliana Rivera-Corcino, our Corporate Controller, and Juan J. Rodriguez, Vice President of Finance for our managed care operations, who willingly accepted the additional responsibilities required of them during the transition period. Their commitment and dedication to our company have been exemplary and are greatly appreciated.”

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is the leading company in the managed care industry in Puerto Rico. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield brand through its subsidiary Triple-S Salud, Inc. and effective February 2011, also offer non-branded Medicare products through its subsidiary American Health Inc. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.